Supplement dated January 4, 2021
to the Statement of Additional Information (“SAI”)
of Evanston Alternative Opportunities Fund (“Fund”)

Effective January 1, 2021, Brian Lease replaced Ryan Cahill as Treasurer and Principal Financial Officer of the Fund.  Accordingly, all references to Mr. Cahill are hereby removed from the Fund’s SAI. In addition, the following information is hereby added to the SAI in the section entitled “Board of Trustees – Principal Officers Who Are Not Trustees”:

NAME AND AGE	POSITION(S) HELD WITH THE FUND	LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION DURING PAST 5 YEARS
Brian Lease (35)	Treasurer and Principal Financial Officer	Since 2021
Chief Financial Officer of Evanston
Capital Management, LLC (January 2021
- Present)

Managing Director, Accounting and
Finance of Evanston Capital
Management, LLC (February 2019 -
December 2020)

Vice President, Fund Controller of
Evanston Capital Management, LLC
(May 2015 - January 2019)